Exhibit 99.1

FOR IMMEDIATE RELEASE

UTZ QUALITY FOODS, LLC COMPLETES ACQUISITION OF GOLDEN ENTERPRISES, INC.

BIRMINGHAM, AL OCTOBER 3RD 2016– Utz® Quality Foods, LLC, the U.S.’s largest privately held snack food company, today announced the completion of the acquisition of Golden Enterprises, Inc. by Utz Quality Foods, LLC.

“This merger will allow the Golden Flake brand to continue to grow in our core southeastern markets, while expanding the product selections for our consumers. Utz is a very community oriented company, and we look forward to the future that Utz and Golden Flake will create together.” said Mark McCutcheon, Chief Executive Officer, Golden Enterprises, Inc.

Utz Quality Foods, LLC is a privately held snack food company, founded in 1921 by William and Salie Utz. They began making potato chips out of their home in Hanover, Pennsylvania in much the same way Frank Mosher, Mose Lischkoff and Helen Freidman began Golden Flake in 1923. The Bashinsky family began their snack food legacy when they purchased the business in 1946. During their tenure the Company grew from a small local operation to the multi-state corporation it is today.

“We are excited about the opportunity to partner with Golden Flake,” said Dylan Lissette, Chief Executive Officer, Utz Quality Foods. “The two companies are very similar both in mission and values, and each has a team of dedicated associates. Golden Flake’s product line, market coverage, and manufacturing facilities blend well with Utz’s desire to expand and grow our markets in the south.”

Both management teams recognize the value of the “plus one strength” gained from the synergies of each company. The Golden Flake product portfolio and production capabilities will complement the Utz portfolio, which includes: Utz, Zapps Potato Chips, “Dirty” Potato Chips, Bachman, Jax, Wachusett, Snikiddy and Good Health brands. “We are happy to move forward now that we have closed, with Utz and Golden Flake working together to promote more sales, and more brands, into the important southern markets we now serve”.

Golden Flake will operate as a wholly owned subsidiary under the leadership of its current management team and continue to be an important part of Birmingham as “The South’s Original Potato Chip!”.

North Point Advisors, LLC acted as financial advisor to Golden Enterprises.  Sirote & Permutt, PC acted as counsel to the Special Committee of the Board of Directors of Golden Enterprises.  Sandler O’Neill acted as financial advisor to Utz.  Cozen O’Connor acted as legal counsel to Utz.

About Utz® Quality Foods, LLC

Utz® Quality Foods Inc., a privately-owned and family managed company founded in 1921 and based in Hanover, PA, manufactures and markets snack foods throughout the United States and internationally. The company produces a full line of snack products including potato chips, pretzels, cheese snacks, tortillas, veggie snacks, popcorn and more.  Utz® has six manufacturing facilities in Pennsylvania (Hanover (4), Wilkes-Barre (1) and Lititz (1)) with additional facilities in Colorado, Louisiana and Massachusetts.  Utz® Quality Foods, LLC products are distributed nationally through grocery, mass-merchant, club stores, convenience stores, drug stores and other channels under the Utz®, Zapp’s®, Dirty® Potato Chips, Good Health®, Bachman®, Bachman Jax®, Wachusett®, Snikiddy® and other  brands. For information about Utz® or its products, please visit www.utzsnacks.com or call 1-800-FOR-SNAX.

Contact: George Neiderer, VP HR Email: gneiderer@utzsnacks.com Phone: (717) 637-1759	Contact: Kevin J. Brick, SVP Marketing Email: kbrick@utzsnacks.com Phone: (717) 637-1759

About Golden Flake Snack Foods, Inc.

Golden Flake Snack Foods, Inc., founded in 1923 and headquartered in Birmingham, AL, is “The South’s Original Potato Chip!” ®. Golden Flake Snack Foods, produces, markets, and distributes snack products in the United States. The company has two manufacturing facilities, one in Birmingham, AL and the other in Ocala, FL. The company offers salted snack items, such as potato chips, tortilla chips, corn chips, fried pork skins, baked and fried cheese curls, onion rings, and puff corn snacks. It also sells canned and jar dips, pretzels, peanut butter crackers, cheese crackers, dried meat products, and nuts packaged by other manufacturers using the Golden Flake label. The company distributes its products to various grocery store chains, discount stores, convenience stores, restaurants, and other outlets. It sells its products through its own sales organization and independent distributors to commercial establishments that sell food products in Alabama, Tennessee, Georgia, Mississippi, Louisiana, Kentucky, and South Carolina, as well as parts of Florida, North Carolina, Arkansas, Missouri, Oklahoma, Virginia, Indiana, and Texas. The company was formerly known as Golden Flake, Inc. and changed its name to Golden Enterprises, Inc. in January 1977. Golden Enterprises, Inc. For more information about Golden Flake or its products, visit us www.goldenflake.com

Contact:

Mark McCutcheon, CEO, President

Email: mmccutcheon@goldenflake.com

Phone: (205) 323-6161